Exhibit 4.43
Dated this 22nd day of June 2006
Between
STATS CHIPPAC LTD.
And
CHINA RESOURCES LOGIC LIMITED
And
WUXI CHINA RESOURCES MICROELECTRONICS (HOLDINGS) LIMITED
And
MICRO ASSEMBLY TECHNOLOGIES LIMITED
And
WUXI CR MICRO-ASSEMB TECH. LTD.

JOINT VENTURE AGREEMENT

WONG PARTNERSHIP
Advocates & Solicitors • Notaries Public • Commissioners for Oaths
Agents for Trade Marks & Patents
One George Street #20-01
Singapore 049145
Telephone: 6416 8000
Facsimile: 6532 5711/6532 5722
Email: wonglaw@singnet.com.sg
Website: http://www.wongpartnership.com.sg

THIS JOINT VENTURE AGREEMENT is made on the 22nd day of June 2006
BETWEEN:
(1)	STATS CHIPPAC LTD. (Company Registration No. 199407932D), a company incorporated in Singapore and having its corporate headquarters address at 10 Ang Mo Kio Street 65, Techpoint #05-17/20, Singapore (“SCL”);

(2)	CHINA RESOURCES LOGIC LIMITED (Company Registration No. 19963), a company incorporated in Bermuda and having its principal business address at Rooms 4003-06, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong (“CRL”);

(3)	WUXI CHINA RESOURCES MICROELECTRONICS (HOLDINGS) LIMITED (International Business Company Number 510317), an International Business Company incorporated in British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (“Wuxi CRM”);

(4)	MICRO ASSEMBLY TECHNOLOGIES LIMITED (International Business Company Number 548365), an International Business Company incorporated in British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (“MAT”); and

(5)	WUXI CR MICRO-ASSEMB TECH. LTD., a company incorporated in the People’s Republic of China and having its registered address at New District Science & Technology Park Ximei Road, B-27, Wuxi 214112, Jiangsu, People’s Republic of China (“ANST”),

(collectively the “Parties” and each a “Party”).
WHEREAS:
(A)	MAT has an authorised share capital of US$4,000,000 consisting of 4,000,000 Shares (as defined below), of which 4,000,000 Shares, have been allotted and issued.

(B)	SCL has agreed to invest in the JV Group (as defined below) which is engaged in the Businesses (as defined below).

(C)	Pursuant to the Subscription Agreement (as defined below), SCL has subscribed for a total of 1,000,000 Shares in MAT representing 25% of the Enlarged Issued Share Capital (as defined below) and Wuxi CRM has subscribed for a total of 2,999,999 Shares and now holds 3,000,000 Shares representing 75% of the Enlarged Issued Share Capital as at the date of this Joint Venture Agreement.

(D)	To regulate the relationship of the Shareholders (as defined below) inter se as shareholders of MAT and in the conduct of the business and affairs of the JV Group in the spirit of mutual confidence and co-operation, the Parties have agreed to enter into this Joint Venture Agreement on the terms and conditions hereinafter set out.
IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Joint Venture Agreement and in the Schedules unless the context requires otherwise:

“Approved Accounting Firm” means any one of Deloitte & Touche, Ernst & Young, KPMG, PricewaterhouseCoopers or any of their successor firms;

“Articles” has the meaning ascribed to it in the Subscription Agreement;

“Assets” shall have the meaning ascribed to it in the Assets Sale and Purchase Agreement;

“Assets Sale and Purchase Agreement” has the meaning ascribed to it in the Subscription Agreement;

“Board” means the board of directors, for the time being, of MAT;

“Businesses” means the businesses of MAT as set out in Clause 2;

“BVI Registry” means Registry of Corporate Affairs in the British Virgin Islands;

“Chairman” means the chairman of the Board at any given time;

“Companies Act” means the International Business Companies Act of the BVI;

“Completion Date” has the meaning ascribed to it in the Subscription Agreement;

“Confidential Information” means any information which is proprietary and confidential to a party including but not limited to the terms and conditions of this Joint Venture Agreement, information concerning or relating in any way whatsoever to its distributorship, franchise or other arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by a party, any information concerning the organisation, business, finances, transactions or affairs of a party, dealings of a party, secret or confidential information which relates to the business or party or any of its principals’, clients or customers’ transactions or affairs, any party’s technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, clinical testing, analysis, marketing, sale or supply or proposed development, manufacture, clinical testing, analysis, marketing, sale or supply of any products or services by a party, and plans for the development or marketing of such products or services and information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;

“Control” means the authority, whether exercised or not, to control a person’s business and affairs, which authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty per cent. (50%) of the votes entitled to be cast or to control the composition of the board of directors and references to “is Controlled by” and “is under the Control of” shall be construed accordingly;

“Declined Subscription Shares” shall have the meaning ascribed to it in Clause 15.3;

“Deed of Ratification and Accession” means the deed in the form and on the terms set out in Schedule 3;

“Default Call Option” shall have the meaning ascribed to it in Clause 21.1(a);

“Default Call Option Notice” shall have the meaning ascribed to it in Clause 21.2;

“Default Call Option Shares” means Shares held by SCL (in the event the Default Call Option is exercised);

“Default Option Completion” shall have the meaning ascribed to it in Clause 21.9;

“Defaulting Party” shall have the meaning ascribed to it in Clause 20.2;

“Default Put Option” shall have the meaning ascribed to it in Clause 21.1(b);

“Default Put Option Shares” means Shares held by SCL in the event the Default Put Option is exercised;

“Default Transferee” means the Non-Defaulting Party (in the event the Default Call Option is exercised) or the Defaulting Party (in the event the Default Put Option is exercised);

“Default Transferor” means the Defaulting Party (in the event the Default Call Option is exercised) or the Non-Defaulting Party (in the event the Default Put Option is exercised);

“Director” means a director at any given time of MAT;

“Encumbrances” means any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, options, rights of first refusal and any other encumbrance or condition whatsoever;

“Enlarged Issued Share Capital” shall have the meaning ascribed to it in the Subscription Agreement;

“FY” means financial year;

“Intellectual Property Rights” means all trademarks, service marks, patents, designs, copyright, know-how, proprietary information, trade secrets, licenses relating to any of the above and all other similar industrial and intellectual property rights, title and interests, whether registered, pending registration or unregistered;

“JV Group” means MAT and ANST, and “JV Group Company” means any one of them;

“Manufacturer’s Representative Agreement” shall have the meaning ascribed to it in the Subscription Agreement;

“Net Asset Value” means, in relation to any Share at any given time, the net asset value of such Share calculated in accordance with the following formula:
Net Asset Value = (A – B)/C

Where

A is the aggregate amount of assets of MAT determined by reference to then latest available audited consolidated accounts of MAT in respect of a financial year;

B is the aggregate amount of liabilities of MAT (excluding shareholders equity) determined by reference to then latest available audited consolidated accounts of MAT in respect of a financial year; and

C is the total number of issued Shares at such time.
“Non-Defaulting Party” shall have the meaning ascribed to it in Clause 21.1;

“Notice of Transfer” shall have the meaning ascribed to it in Clause 18.1;

“Offer” shall have the meaning ascribed to it in Clause 16.2;

“Option Shares” means all such Shares beneficially owned by SCL (whether by way of subscription or purchase or otherwise howsoever) as at the date of the Put Option Notice;

“Permitted Transferee” means any company within the SCL or CRL group of companies (as the case may be) whereby SCL or CRL, directly or indirectly, through one or more intermediaries, owns more than fifty percent (50%) of such company’s capital and voting rights;

“Prescribed Period” shall have the meaning ascribed to it in Clause 14.1;

“Put Option Completion Date” means 11.00 a.m. on the date (being a Business Day) falling fourteen (14) days from the date of service of a Put Option Notice under Clause 19.2;

“Put Option Period” means the period commencing on 1 January 2011 and ending on the date falling five (5) years thereafter, such five (5) years periods to be automatically renewed unless terminated in writing by SCL;

“QFN Business” means the business of SCL and SCC as described and diagrammatically illustrated in Schedule 6, including the customers identified therein;

“QFN Customers” means the customers identified in Schedule 6;

“Registered Agent of MAT” means Morgan & Morgan Trust Corporation Limited;

“Related Corporation” means with reference to a corporation, a corporation which is (a) the holding company of the first-mentioned corporation; (b) a subsidiary of the first-mentioned corporation; or (c) a subsidiary of the holding company of the first-mentioned corporation;

“Remaining Offer Shares” shall have the meaning ascribed to it in Clause 16.4(a);

“Reserved Matters Call Option” shall have the meaning ascribed to it in Clause 12.3;

“Reserved Matters Call Option Completion” shall have the meaning ascribed to it in Clause 12.3;

“Reserved Matters Call Option Shares” shall have the meaning ascribed to it in Clause 12.3;

“SCBL” shall have the meaning ascribed to it in the Subscription Agreement;

“SCC” shall have the meaning ascribed to it in the Subscription Agreement;

“SCL Consideration Amount” shall have the meaning ascribed to it in the Subscription Agreement;

“SCL Director” shall have the meaning ascribed to it in the Subscription Agreement;

“Shares” means ordinary shares in the capital of MAT of US$1.00 each;

“Shareholders” means Wuxi CRM and SCL and any other person holding shares in the capital of MAT who shall have executed a Deed of Ratification and Accession pursuant to the provisions of this Joint Venture Agreement;

“Shareholding Proportion”, in relation to any Shareholder, means, at any given time, the proportion in which the Shares for which that Shareholder is registered in MAT’s register of members bears to the total number of Shares issued in the capital of MAT;

“Securities” means Shares and options which enable any person to take up unissued Shares;

“Subscription Agreement” means the subscription agreement entered between SCL, CRL, MAT and Wuxi CRM pursuant to which, inter alia, SCL agrees to subscribe for 25% of the Enlarged Issued Share Capital as at the Completion Date;

“Subscription Offer” shall have the meaning ascribed to it in Clause 15.1;

“Transfer” means any voluntary or involuntary sale, assignment, conveyance, pledge, encumbrance, hypothecation, gift, distribution or other disposition or transfer;

“Transfer Customers” shall have the meaning ascribed to it in the Manufacturer’s Representative Agreement;

“Transfer Customer Confidential Information” shall have the meaning ascribed to it in the Manufacturer’s Representative Agreement;

“Transferring Shareholder” shall have the meaning ascribed to it in Clause 16.2;

“Transfer Terms” means the entire legal and beneficial interest in all the Option Shares shall be sold and purchased free from any Encumbrance and together with all rights attaching thereto as at the date of exercise of the Put Option or at any time thereafter and the consideration for the Option Shares shall be the Net Asset Value thereof;

“Wuxi Consideration Amount” shall have the meaning ascribed to it in the Subscription Agreement;

“Wuxi CRM Director” means a director appointed by Wuxi CRM in accordance with Clause 6; and

“US$” or “US Dollars” means the lawful currency of the United States of America.

1.2	Any reference in this Joint Venture Agreement or the Schedules to a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Joint Venture Agreement.
1.3	(a)	The headings in this Joint Venture Agreement are inserted for convenience only and shall not affect the construction of this Joint Venture Agreement.
(b)	Any reference in this Joint Venture Agreement to “this Joint Venture Agreement” includes all amendments, additions, and variations thereto agreed between the Parties.

(c)	The expressions “the Parties” with its grammatical variations and cognate expressions shall mean the Parties to this Joint Venture Agreement and any other person who becomes a member of MAT and is bound by the terms of this Joint Venture Agreement pursuant to the provisions of Clauses 15.5 and 16.

(d)	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa; words importing a specific gender shall include the other genders (male, female or neuter), and “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

(e)	The expression “financial year” means a period in respect of which an audited profit and loss account of MAT has or is to be prepared for the purpose of laying before MAT at its annual general meeting, whether that period is a year or not.

(f)	A reference to a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month.

(g)	The words “written” and “in writing” include any means of visible reproduction. References to “Recitals”, “Clauses”, and “Schedules” are to the recitals, clauses of, and the schedules to, this Joint Venture Agreement (unless the context otherwise requires). Any reference to a “paragraph” is to a reference to a paragraph of the Clause in which such reference appears. The Schedules form part of this Joint Venture Agreement and have the same force and effect as if expressly set out in the body of this Joint Venture Agreement.

(h)	The expression “subsidiary” shall mean any company a Party directly or indirectly owns more than fifty percent (50%) of the capital and voting rights of such company.
2.	OBJECTIVES OF THE PARTIES
The Businesses of MAT shall, unless and until the Shareholders otherwise agree, be confined to be an investment holding company holding 100% equity interest in ANST, which is an integrated circuit assembly and test foundry provider.
3.	CAPITAL STRUCTURE OF MAT
3.1	As at the date of this Joint Venture Agreement, SCL owns 1,000,000 Shares and Wuxi CRM owns 3,000,000 Shares representing 25% and 75%, respectively, of the Enlarged Issued Share Capital.

3.2	No Shareholder shall, without the prior written consent of the other Shareholder, create or permit to subsist any Encumbrance of any nature whatsoever over its Shares or any part of its interest in any Shares. Without prejudice to the generality of the foregoing, Wuxi CRM shall not pledge all or any of its Shares to any party whatsoever without the prior written consent of SCL, such consent not to be unreasonably withheld.

4.	EFFECTIVE DATE, WARRANTIES AND COVENANTS
4.1	This Joint Venture Agreement shall take effect on the Completion Date.

4.2	Each Party warrants to the other Parties that, at the time this Joint Venture Agreement comes into effect,
(a)	all action will have been taken so that the execution, delivery and performance of this Joint Venture Agreement will not (i) conflict with or result in a violation of the memorandum and articles of association or other constitutive documents of such Party; or (ii) result in a breach of or constitute a default under any mortgage, agreement instrument or undertaking by which such Party is bound;

(b)	all relevant statutory, governmental or other approvals for the transactions contemplated herein have been obtained; and

(c)	it has full legal right, power and authority to execute, deliver and perform its obligations under this Joint Venture Agreement.
5.	EXERCISE OF RIGHTS
5.1	The Shareholders shall simultaneously with this Joint Venture Agreement cause the Articles to be amended to make the Articles consistent with the provisions of this Joint Venture Agreement and CRL, Wuxi CRM, MAT and ANST shall as soon as practicably possible but in any event within six (6) months from the date hereof cause the articles of association of ANST to be amended to make the articles of association of ANST consistent with the provisions of this Joint Venture Agreement.

5.2	Each of the Shareholders shall exercise its rights as a shareholder in MAT in a manner consistent with the provisions of this Joint Venture Agreement. Where to give effect to all or any of the provisions of this Joint Venture Agreement a resolution of the members of MAT in general meeting is required under the laws of the BVI or under the Articles of MAT, or any resolution, registration, application, filing or other administrative step of ANST is required under the laws of PRC or under the Articles of ANST, each of the Shareholders shall exercise its voting rights for the time being in MAT and take all such actions, things and steps as lie within its powers as are necessary to give effect thereto, including but not limited to procure the Registered Agent of MAT to file the Amendments with the BVI Registry.
6.	BOARD OF DIRECTORS
6.1	Unless otherwise agreed by the Shareholders in writing, the number of Directors shall be four (4).

6.2	Each Shareholder shall have the right to appoint one (1) Director at any time and from time to time to the Board for every multiple of Shares held by such Shareholder constituting 25% (such multiple to be rounded up to the nearest whole figure) of the total issued share capital of MAT on a fully diluted basis. The right of appointment of Directors conferred on each Shareholder under this Clause 6.2 shall include the right of such Shareholder to remove from office at any time and from time to time such person(s) appointed by such Shareholder as a Director and the right of such Shareholder at any time and from time to time to determine the period during which such person shall hold the office of Director. In the event that SCL shall not have exercised its rights of appointment, it shall be entitled to nominate a representative to attend all meetings of the Board and such representative shall be provided with the same information and notifications in respect of board meetings as is provided to the Directors.

6.3	If a Shareholder shall cease to own such number of Shares which entitles it to appoint that number of Director(s) it has appointed to the Board, such Shareholder shall remove, or procure the resignation of, the relevant number of its nominees as Director(s) with effect from the date when the transfer of its Shares is completed so as to ensure compliance with the provisions of Clause 6.2 relating to the number of Directors it is entitled to appoint to the Board. A Director shall be entitled to continue to serve as such until removed by the Shareholder who had appointed him, or (regardless of whether such Director has tendered his resignation as such to MAT) until that Shareholder ceases to hold the qualifying number of Shares, or until such Director is disqualified in accordance with the Articles or the Companies Act. Save as provided herein, no Director shall be removed by the Board.

6.4	Every request for the appointment or removal of a Director by a Shareholder shall be in writing and signed by or on behalf of the Shareholder appointing or removing, as the case may be, such Director and shall be delivered to the registered office for the time being of MAT. Whenever for any reason a person appointed by a Shareholder ceases to be a Director, that Shareholder shall be entitled to appoint forthwith another Director.

6.5	Chairman of the Board shall be appointed from amongst the Wuxi CRM Directors. The Chairman shall not be entitled to a second or casting vote at any meeting of the Board or at any general meeting of MAT.

6.6	Subject to Clause 12, all decisions of the Board shall be taken by a simple majority of the Board.

6.7	The Board shall meet as required in Building 2-1 C, Information Industry and Technology Zone, No. 21 Changjiang Road, Wuxi New District, the PRC (CHINESE CHARACTERS) or any other place as the Board may decide for purposes of discussing reports and other matters (including reviewing the Businesses) not less than every three (3) months.

6.8	Each Director shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person and in that connection the provisions of the Articles shall be complied with. Such alternate director shall be entitled while holding such office as such to receive notices of all meetings of the Board and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise all the powers, duties and authorities and to perform all functions of the Director appointing him. A Director or any other person may act as an alternate Director to represent more than one (1) Director and an alternate Director shall be entitled at meetings of the Board to one (1) vote for every Director whom he represents in addition to his own vote (if any) as a Director.

6.9	At least fourteen (14) days’ notice of meetings of the Board (including details of the agenda and any relevant papers or documents to be discussed at such Board meeting shall be given to each Director at such address as he shall from time to time notify to MAT for this purpose. In the case of urgent business the right to receive notice may be waived by any Director by facsimile or otherwise in writing. Each notice of meeting of the Board shall contain an agenda of the business to be discussed at such meeting and unless agreed by all Directors present, no Board meeting shall vote on or resolve any matter not specified or referred to in the agenda.

6.10	Each Director present personally or by his alternate shall have one (1) vote at all meetings of the Board. The quorum of all meetings of the Board shall be two (2) Directors, of whom one (1) shall be an SCL Director and the other a Wuxi CRM Director. Provided that where no quorum is present at any duly convened meeting, the meeting shall be adjourned to seven (7) days thereafter at the same time and place and any two (2) Directors shall be the quorum.

6.11	The annual budget and operating plan of MAT for FY2007 shall be approved by the Board as soon as reasonably practicable after the execution of this Joint Venture Agreement but in any event no later than 1 December 2006.

6.12	A resolution in writing signed by all of the Directors for the time being or their alternates shall be valid and effectual as if it had been passed at a meeting of the Board duly convened and held. Any such resolution may consist of several documents in like form, each signed by one (1) or more of the Directors. The expression “in writing” and “signed” include approval by electronic mail or facsimile transmission.

6.13	Discussion at all meetings of the Board shall be duly recorded by such person as the Board may direct and minutes of such meetings shall be drawn up and circulated to all the Directors at least ten (10) days prior to the next meeting of the Board.

6.14	A Director shall not be prohibited from voting or being counted in a quorum at any meeting of the Board in respect of any contract or arrangement in which he is or may be interested provided he has disclosed the nature of his interest in accordance with the applicable laws at the place of its incorporation.

6.15	The authorised signatories of all and any banking or credit facilities or accounts shall include an SCL Director and the mandate for the operation of such banking or credit facilities shall be as determined by the Board Provided That the signature of an SCL Director shall be required in respect of any cheque or instruction to a financial institution issued by MAT for payments (singly or aggregated in a series of related transactions) exceeding US$3,000,000 or such other amount as may be agreed between the Shareholders from time to time.

6.16	The meetings of the Board may be conducted by means of telephone or audio-visual conferencing or other methods of simultaneous communication by electronic, telegraphic or other means by which all persons participating in the meeting are able to hear and be heard at all times by all other participants without the need for a Director to be in the physical presence of the other Directors and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held. A Director may disconnect or cease to participate in the meeting if he makes known to all other Directors participating that he is ceasing to participate in the meeting and such Director shall, notwithstanding such disconnections, be counted in the quorum for such part of the meeting. The minutes of such a meeting shall be circulated to all Directors who attended such a meeting for comments not later than 30 days after the conclusion of such meeting, and subject as aforesaid, the minutes of such meeting after incorporating the comments (if any) from the Directors, signed by the Chairman shall be conclusive evidence of any resolution of any meeting conducted in the manner as aforesaid. A meeting conducted by the aforesaid means is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one (1) of the Directors participating in the meeting was at that place for the duration of the meeting.

6.17	The provisions of Clauses 6.1 to 6.16 shall apply mutatis mutandis to ANST, with the consequence that references to “MAT” shall be construed as referring to “ANST”, and the Shareholders shall procure that MAT exercises its rights as shareholder in such subsidiaries to give effect to Clauses 6.1 to 6.16 as applied to such subsidiaries. Without limitation to the generality of the foregoing, the Shareholders and MAT agree that SCL shall be entitled to nominate one (1) person as a director of ANST and one (1) person as the alternate director of such director nominated by SCL, and in connection therewith, the other Shareholders shall procure that MAT exercises its rights as shareholder in ANST to procure the appointment, election, re-election or removal as a director of ANST such person as may be nominated or requested by SCL as notified to the other Shareholders in writing at any time and from time to time. Every request for the appointment or removal of such nominee as a director of ANST or alternate director of such director by SCL shall be in writing and signed by or on behalf of SCL and shall be delivered to the registered office for the time being of ANST.
7.	SHAREHOLDERS’ MEETINGS
7.1	The number of Shareholders necessary to form a quorum for the transaction of business at a meeting of the Shareholders shall be two (2) Shareholders present personally or by representative, attorney or proxy, and shall include each of SCL and Wuxi CRM, whether present by representative, attorney or proxy. All matters raised at a meeting of the Shareholders shall, unless otherwise required by the Companies Act or the Articles or Clause 12, be decided by ordinary resolution of the Shareholders present at the meeting.

7.2	If within half an hour from the time appointed for holding the meeting a quorum is not present, the meeting shall be adjourned to seven (7) days thereafter at the same time and place and no notice need be given to the Shareholders in relation to such adjourned meeting. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the member or members present at such adjourned meeting shall be the quorum.

7.3	Unless longer notice is required by law, at least fourteen (14) days’ (or such period of notice as may be agreed by the Shareholders) prior written notice of meetings of the Shareholders shall be given to each Shareholder at such address as it shall from time to time notify MAT for this purpose. Each notice of general meeting shall specify the date, time and place of the meeting and the agenda of the business to be discussed at such meeting and shall include such other documents as are necessary to prepare the Shareholders for any such meeting.

7.4	Subject always to Clause 12, a resolution in writing executed by all the Shareholders for the time being entitled to receive notice of a meeting of the Shareholders shall be as valid and effectual as if it had been passed at a meeting of the Shareholders duly convened and held. Any such resolution may consist of several documents in like form each executed by one (1) or more Shareholders. The expression “in writing” and “executed” include approval by electronic mail or facsimile transmission.
8.	REGISTERED OFFICE ETC.
Unless and until the Board shall otherwise determine, the following particulars shall remain unchanged:
(a)	the registered office of MAT and ANST shall be at Pasea Estate, Road Town, Tortola, British Virgin Islands and Building 2-1 C, Information Industry and Technology Zone, No. 21 Changjiang Road, Wuxi New District, the PRC (CHINESE CHARACTERS) respectively;

(b)	the financial year of MAT and ANST shall end on 31 December in each year; and

(c)	the audited consolidated balance sheet and profit and loss statement of MAT and the audited balance sheet and profit and loss statement of ANST shall be prepared on a consistent basis and in accordance with Hong Kong Accounting Standards.
9.	FINANCE FOR MAT
9.1	The Parties shall procure that the Board shall determine from time to time the manner of providing finance for the Businesses having regard to the intention of the Shareholders that wherever possible the priority for the provision of financing for the Businesses shall be in the following order: (a) loans and other credit facilities from MAT’s bankers and others (“External Financing”) on such terms as the Board may agree and wherever possible, to procure such financing without any additional security or guarantee or indemnity or other security by the Shareholders; and (b) further allotment and issue of unissued Share capital in MAT provided that any such new Shares shall rank pari passu in all respects with the existing issued Shares as at the date hereof.

9.2	It is hereby agreed that none of the Shareholders shall be required to provide undertakings, guarantees or any form of security or comfort in respect of any banking or credit facility granted to any JV Group Company or in relation to it or its Businesses. In the event that undertakings, guarantees or any other securities are provided by the Shareholders or any of their respective Related Corporations to any third party or Parties in connection with any credit or banking facilities to any JV Group Company, the Shareholders shall, unless otherwise unanimously agreed, provide the same in proportion to their Shareholding Proportion (or in such other proportion as may be agreed by all the Shareholders) and on a several basis.
10.	DIVIDEND POLICY
10.1	Subject to any applicable laws and regulations and the Articles, the Shareholders hereby agree that the Available Profits in respect of each financial year of MAT shall be applied by MAT in payment of dividends in accordance with the Articles within 90 days from the end of the relevant financial year and shall be paid within 120 days from the end of that financial year. For the purpose of this Clause 10, “Available Profits” in respect of any financial year means all distributable profits after having sufficient tax franking credit and the appropriation of prudent and proper reserves, taking into account the cash flow requirements and expenditure requirements. In order to facilitate the payment of dividends by MAT, the Shareholders agree that they shall exercise their voting rights as shareholders of MAT to procure that ANST may declare a dividend in each financial year of an amount which is reasonable after taking into account the tax franking credits of ANST and the appropriation of prudent and proper reserves, taking into account the cash flow and expenditure requirements, but in any event, not more than ten per cent. (10%) of the distributable profits of ANST, unless otherwise agreed in writing by Wuxi CRM and SCL.
11.	ADMINISTRATION
11.1	The Board will be responsible for the management and supervision of the Businesses.

11.2	In accordance with the Articles, the Board may delegate such functions of the Board to such committees as it deems appropriate provided that SCL shall be entitled to pro rata representation (rounded up to the nearest whole figure) on any such committee in accordance with its Shareholding Proportion and to remove any such member.

11.3	Wuxi CRM will exercise its rights as a Shareholder in relation to MAT so as to ensure that:
(a)	the Businesses and affairs of the JV Group shall be properly and efficiently managed and operated in accordance with sound commercial principles and in accordance with all applicable laws and all rules and regulations of all governmental and self-regulatory entities;

(b)	the accounting policies, practice or procedures adopted by the JV Group shall comply with the requirements of all relevant laws and with all applicable statements of standard accounting practices and generally accepted accounting principles of the place of its incorporation;

(c)	MAT shall keep each Director fully informed as to all material developments regarding the JV Group’s financial and business affairs and will notify the Directors forthwith in writing upon becoming aware of any material adverse event affecting or likely to affect any JV Group Company;

(d)	MAT shall obtain and maintain insurance coverage in the form of Directors’ and Officers’ Indemnity Insurance for its Directors as soon as practicably possible and in any event within six (6) months from the date hereof and maintain such insurance at all times in an amount specified by the Board and satisfactory to SCL and Wuxi CRM;

(e)	all Intellectual Property Rights owned by JV Group or arising out of or in connection with the Businesses shall vest in the JV Group Companies and shall be adequately protected;

(f)	the proceeds from the SCL Consideration Amount and the Wuxi Consideration Amount received pursuant to the Subscription Agreement shall unless otherwise agreed to by the Shareholders in writing be expended solely to increase the registered capital of ANST from RMB100,000,000 to the RMB equivalent of US$40,000,000;

(g)	all lease agreements entered into by JV Group in relation to the properties occupied by any JV Group Company or otherwise used in connection with its businesses are properly registered with the relevant government authority in accordance with the applicable laws at the place where the properties are located;

(h)	all software used on or stored or resident in the said computers or computer systems owned by each JV Group Company or used by or on behalf of each JV Group Company (including software, peripherals, communications links and storage media) are lawfully held and used and does not infringe the copyright or other Intellectual Property Rights of any person and all copies held; and

(i)	each JV Group Company shall at all times comply with all environmental legislation and other regulatory requirements in force relevant or applicable to each JV Group Company, including but not limited the Pollution Discharge License (CHINESE CHARACTERS) and Drainage License (CHINESE CHARACTERS) granted to ANST.
11.4	ANST shall:
(a)	within three (3) months from the date of this Joint Venture Agreement, arrange and obtain product liability insurance coverage which it reasonably considers to be adequate based on industry standards, and ensure that the contractual liability of ANST for the Transfer Customers referred to ANST pursuant to the Assets Sale and Purchase Agreement and/or the

Manufacturer’s Representative Agreement is limited to only value added services performed by ANST; and

(b)	obtain and maintain insurance coverage in the form of Directors’ and Officers’ Indemnity Insurance for its directors as soon as practicably possible and in any event within six (6) months from the date hereof and maintain such insurance at all times in an amount specified by the board of directors of ANST and satisfactory to SCL and Wuxi CRM.
11.5	Each of CRL and the JV Group Companies hereby jointly and severally agrees, acknowledges and undertakes to SCL that (a) each JV Group Company and Wuxi CRM shall not (i) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) make any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, and (b) within three (3) days after the expiry of every financial year of MAT and ANST, MAT and ANST will each issue and deliver to SCL a certificate substantially in the form attached herewith as Schedule 4.
12.	RESERVED MATTERS
12.1	Where questions arise or resolutions are proposed at any general meeting of MAT or any meeting of the Board or committee of the Board (as the case may be) in respect of the following matters, the affirmative vote of SCL or its representatives, attorney or proxy at such general meeting or the affirmative vote of an SCL Director at meetings of the Board or committee of the Board (as the case may be) shall be required to decide on such questions or pass any such resolutions (as the case may be):
(a)	any investment by the JV Group or establishment of any branch, representative office or subsidiary of any JV Group Company or acquisition of any shares in any body corporate or participation in any partnership or joint venture or co-operation arrangement that is not in the ordinary course of business of the JV Group;

(b)	any initial public offering or public issue of shares of any JV Group Company with a view to obtaining the listing of the JV Group Company on any stock exchange including the filing of any forms or statements for a public offering of the JV Group Company’s interests;

(c)	any change in the authorised signatories of all and any banking or credit facilities or accounts in respect of payments exceeding US$3,000,000;

(d)	any change in the number of Directors;

(e)	any appointments or change in the number or composition of the directors or chairman of ANST;

(f)	sale, transfer or disposal of the whole or a substantial part of any JV Group Company’s undertaking, assets or property or purchase, sale, transfer, disposal, lease or licence of any real property or any interest therein;

(g)	save as is otherwise provided herein, contracts other than in the ordinary course of business;

(h)	amalgamation or reconstruction of any JV Group Company, or merger, consolidation or amalgamation with any company, association, partnership or legal entity;

(i)	any change in the nature and/or scope of the Businesses for the time being;

(j)	any amendment to the Memorandum and/or Articles or other constitutive documents of any JV Group Company;

(k)	the declaration, recommendation, making and payment of any distribution (whether in cash or in kind) other than in accordance with Clause 10;

(l)	establishment of and any change in the policy of distribution of dividends from profits of the JV Group with respect to payments to Shareholders;

(m)	(i) increase, reduction or other alteration to the authorised or issued share capital of any JV Group Company; or (ii) issue or grant of any option over the unissued share capital of any JV Group Company; or (iii) the issue of any new class of shares in the capital of any JV Group Company;

(n)	the redemption, purchase or cancellation of any shares or other dilution of the interest of the Shareholders other than in accordance with this Joint Venture Agreement, or variation of any rights attaching to any shares in the capital of any JV Group Company or making of any call upon moneys unpaid in respect of any issued shares; and

(o)	subject to the provisions of this Joint Venture Agreement, the winding up, dissolution or liquidation of any JV Group Company unless it shall have become insolvent.
12.2	For the avoidance of doubt, the provisions of Clause 12.1 shall apply mutatis mutandis to ANST.
12.3	(a)	On or after 1 January 2011, in the event that a resolution of the Directors for the transaction of any business of the Directors in relation to any of the matters set out in items (a) to (o) of Clause 12.1 (including any resolution of the board of directors of ANST) that is proposed in good faith, is bona fide and objectively in the best interests of the JV Group cannot be passed after two (2) successive attempts, SCL shall be deemed to have granted to Wuxi CRM, each time such resolution cannot be passed after two (2) successive attempts, a call option (“Reserved Matters Call Option”) to purchase from SCL all (and not some only) of the Shares in MAT held by SCL and any Permitted Transferee of SCL (“Reserved Matters Call Option Shares”).
(b)	Each Reserved Matters Call Option shall be exercisable by Wuxi CRM by serving a notice in substantially the form set out in Schedule 5 on SCL within a period of 60 days from the date of the second attempt to pass the relevant resolution referred to in Clause 12.3(a), failing which that particular Reserved Matters Call Option shall lapse.

(c)	Upon receiving a Reserved Matters Call Option from Wuxi CRM, SCL shall sell to Wuxi CRM and Wuxi CRM shall purchase or procure the purchase from SCL of the Reserved Matters Call Option Shares.

(d)	The Reserved Matters Call Option Shares shall be sold free from all Encumbrances and with all rights and benefits attaching thereto provided that all relevant approvals, consents and permits have been obtained from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, whether in British Virgin Islands, Hong Kong, Singapore or elsewhere). SCL shall procure that all such approvals, consents and permits required to be obtained by it from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, in Singapore and the United States of America) shall have been obtained and subject thereto, Wuxi CRM shall procure that all other necessary approvals, consents and permits shall have been obtained.

(e)	The purchase price for the Reserved Matters Call Option Shares shall be the higher of (i) Net Asset Value thereof and (ii) the aggregate of the amount of US$10,000.000 and all other amounts contributed and injected by SCL into MAT at any time up to the exercise of the Reserved Matters Call Option.

(f)	Completion of the sale and purchase of the Reserved Matters Call Option Shares (“Reserved Matters Call Option Completion”) shall take place at the corporate office of MAT in Hong Kong or such other location as agreed in writing among the Parties on the date falling 14 days after the exercise of the Reserved Matters Call Option or such other date as Wuxi CRM and SCL may agree in writing.

(g)	On the Reserved Matters Call Option Completion, against compliance by SCL of its obligations set out in Clause 12.3(h), Wuxi CRM shall pay the purchase price for the relevant number of Reserved Matters Call Option Shares to be purchased by it in US Dollars by way of a cashier’s order or banker’s draft drawn on a bank licensed in Hong Kong or Singapore or telegraphic transmission to an account designated by SCL or in such other manner as agreed to by Wuxi CRM and SCL in writing.

(h)	On the Reserved Matters Call Option Completion and against compliance with Clause 12.3(g) above, SCL shall deliver to Wuxi CRM:
(i)	a duly executed transfer form in favour of Wuxi CRM or as it may direct;

(ii)	the share certificates in respect of the Reserved Matters Call Option Shares; and

(iii)	any other document which may be required to enable Wuxi CRM to obtain the effective transfer of the Reserved Matters Call Option Shares to it and to be registered as the holder thereof; and
SCL shall procure the resignations of the SCL Director and the director and alternate director of ANST nominated by SCL, which said resignations shall take effect on the date of the Reserved Matters Call Option Completion.

(i)	In the event that SCL fails to complete the sale and purchase of the Reserved Matters Call Option Shares on the Reserved Matters Call Option Completion, any Director shall be deemed to have been appointed attorney of SCL with full power to execute, complete and deliver, in the name and on behalf of SCL, transfers of the Reserved Matters Call Option Shares to Wuxi CRM and/or its nominees against payment of the purchase price for the Reserved Matters Call Option Shares to SCL.

(j)	The stamp duty payable on the transfer of the Reserved Matters Call Option Shares, if any, shall be borne wholly by MAT.
13.	INFORMATION RIGHTS
13.1	For so long as this Joint Venture Agreement is in effect, the Shareholders will exercise their rights as Shareholders so as to ensure that MAT will deliver to each of the Shareholders:

(a)	on or before 1 December in each year a detailed draft operating budget for the JV Group (including estimated major items of revenue and capital expenditure) for the following financial year, broken down on a monthly basis, and an accompanying cash-flow forecast together with a balance sheet showing the projected position of the JV Group Companies as at the end of the following calendar year;

(b)	within three (3) weeks after the end of each calendar month, unaudited management accounts, such accounts to include a detailed profit and loss account, balance sheet and cash-flow statement, an analysis of sales and other revenue, with revenue and capital budgets for the corresponding month, and (if so required by the Board) a statement of the source and application of funds for such month;

(c)	as soon as available, but in any event not later than sixty (60) days after the end of each of the first three (3) fiscal quarters (or when furnished to the Board, if earlier) the unaudited consolidated balance sheet of the JV Group Companies as at the end of each such period and the related unaudited consolidated statements of operations and cash flows of the JV Group Companies for such quarterly period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the comparable periods of the preceding fiscal year. All such financial statements shall be complete and correct in all material respects and prepared in accordance with Hong Kong Accounting Standards applied consistently throughout the periods reflected therein except as stated therein;

(d)	as soon as available, but in any event within ninety (90) days after the end of each fiscal year of MAT (or when furnished to the Board, if earlier) a copy of the consolidated balance sheet of the JV Group Companies as at the end of each fiscal year and the related consolidated statements of operations, shareholders equity and cash flows of the JV Group Companies for each financial year, all in reasonable detail and stating in comparative form the figures as at the end of and for the previous fiscal year accompanied by an opinion of an Approved Accounting Firm or such other accounting firm of recognised international standing selected by MAT, which opinion shall state that such audit was conducted in accordance with generally accepted auditing standards and which opinion shall not be subject to any qualifications resulting from a limit on the scope of the examination of the financial statement or the underlying data or a departure from generally accepted accounting principles. All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with Hong Kong Accounting Standards applied consistently throughout the period reflected therein except as stated therein; and

(e)	from time to time such additional information regarding results of the business, affairs, operations, assets, financial condition or prospects of the JV Group Companies, including annual budgets, cash flow analyses, projections and minutes of any meetings of the Board, as any Shareholder may reasonably request in writing and all reasonable costs properly incurred by MAT in providing such additional information shall be borne by such Shareholder.
13.2	Upon reasonable notice, will permit any Shareholder to inspect and examine, during normal business hours, any of the assets or properties, books or accounts, records and reports of the JV Group Companies and to discuss the affairs, finances and accounts of the JV Group Companies with the directors, executive officers, agents, accountants and attorneys of the JV Group Companies up to two (2) times in every calendar year. All reasonable costs properly incurred by the JV Group Companies in the exercise by any Shareholder of its rights hereunder shall be borne by such Shareholder.
14.	NON-SOLICITATION AND NON-COMPETITION
14.1	Subject to the provisions of Clause 14.2 below, each of the Shareholders jointly and severally covenants with and undertakes to the other Shareholders that it shall not and shall procure that its subsidiaries shall not, without the prior written consent of the other Shareholders, during the Prescribed Period (as hereinafter defined):
(a)	directly or indirectly carry on (whether alone or in partnership or joint venture with anyone else) or otherwise be concerned with or interested in (whether as trustee, principal, agent, shareholder, unit holder or in any other capacity) any business similar to or competitive with the Businesses in any countries where the JV Group currently carries on the Businesses and/or sells its products;

(b)	solicit or persuade, or attempt to solicit or persuade, any person or corporation which is a customer or client of the JV Group, or who was in the twenty-four (24) month period before the commencement of the Prescribed Period (in relation to such Shareholder) a customer or client of or in respect of the Businesses, to cease doing business with the JV Group or reduce the amount of Businesses which the customer or client would normally do;

(c)	accept from a customer or client referred to in Clause 14.1(b) above any business of the kind ordinarily forming part of the Businesses;

(d)	at any time use or disclose to any third party any trade secrets, product information or confidential information of the Businesses which is not generally known or available in the market place or which but for a breach of this Clause 14 would not be generally known or available in the market place; and

(e)	at any time induce or attempt to induce any person who is on the Completion Date or who later becomes an employee of a JV Group Company in the Businesses to terminate his or her employment with theJV Group Company.
For the purposes of this Clause 14.1, the “Prescribed Period” shall be the period during which a Shareholder shall hold any Shares and shall, in respect to each Shareholder, terminate on the date such Shareholder ceases to hold any Shares.

14.2	The restrictions set out in Clause 14.1(a) above shall not apply to:
(a)	the wafer testing activities of Semicon Microelectronics (Shenzhen) Co. Ltd, a subsidiary of CRL;

(b)	the wafer testing and final testing activities of Wuxi China Resources Semico., Ltd., a subsidiary of CRL;

(c)	the two (2) product lines established by Wuxi China Resources Huajing Microelectronics Co, Ltd, a subsidiary of Wuxi CRM; the first product line in respect of encapsulation and testing of discrete devices and the other product line for the encapsulation of integrated circuits; and

(d)	any business of SCC using the Assets, pending the full transfer of the Assets pursuant to the terms of the Assets Sale and Purchase Agreement.
14.3	CRL covenants with and undertakes to SCL that it shall not, and shall procure that each of its Subsidiaries shall not, during the QFN Prescribed Period, without the prior written consent of SCL:

(a)	directly or indirectly carry on (whether alone or in partnership or joint venture with anyone else) or be concerned with or interested in, as principal, shareholder or unit holder, any business which is similar to or competitive with the QFN Business of SCL and/or SCC with a QFN Customer. For the avoidance of doubt, nothing in this Clause shall prevent CRL or any of its Subsidiaries from carrying on at any time any business which is similar to or competitive with the QFN Business of SCL and/or SCC with any person or corporation which is not a QFN Customer;

(b)	solicit or persuade, or attempt to solicit or persuade, any person or corporation which is a QFN Customer to cease doing the QFN Business with SCL and/or SCC or reduce the amount of QFN Business which such QFN Customer would normally do;

(c)	accept from a QFN Customer any business of the kind ordinarily forming part of the QFN Business of SCL and/or SCC; and

(d)	at any time use or disclose to any third party any trade secrets, product information or confidential information relating to the QFN Business of SCL and/or SCC which is not generally known or available in the market place or which but for a breach of this Clause 14.3 would not be generally known or available in the market place.
For the purposes of this Clause 14.3, the “QFN Prescribed Period” shall be the period commencing on the date of this Joint Venture Agreement and ending on 30 June 2010.

14.4	Each of CRL, Wuxi CRM, MAT and ANST jointly and severally covenants with and undertakes to SCL that it shall not, and shall procure that each of CRL’s subsidiaries shall not, during the Prescribed Period, without the prior written consent of SCL, at any time induce or attempt to induce any person who is at the time of this Joint Venture Agreement or who later becomes an employee of SCL or any of its Related Corporations in their businesses to terminate his or her employment with SCL or Related Corporations (as the case may be).

14.5	Each and every obligation under this Clause 14 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this Clause and any such deletion shall not affect the enforceability of all such parts of this Clause as remain not so deleted.

14.6	While the restrictions contained in this Clause 14 are considered by the Parties to be reasonable in all the circumstances it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of JV Group but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

14.7	This Clause 14 shall survive the termination of this Joint Venture Agreement in relation to any of the Parties.
15.	PREEMPTIVE RIGHTS : ISSUE OF NEW SHARES
15.1	Any proposed issuance of new or additional Securities in the capital of MAT shall before issue be offered or offered for subscription in the first instance to each of the Shareholders in their respective Shareholding Proportions and in accordance with the Articles (each offer to a Shareholder being a “Subscription Offer” and all such offers being the “Subscription Offers”).

15.2	Subject to Clause 15.3, a Subscription Offer may be accepted by the relevant Shareholder as to all but not some only of the Securities comprised in such Subscription Offer within fourteen (14) days from the date of the Subscription Offer and failing such acceptance shall be deemed to be declined.

15.3	Where a Subscription Offer is declined or deemed to have been declined, the other Shareholder(s) who have so accepted their respective Subscription Offers shall for a further period of fourteen (14) days following the fourteen (14) day period mentioned in Clause 15.2 have the option but not the obligation to subscribe for all the Securities declined or deemed to be declined by the other Shareholder(s) (the “Declined Subscription Shares”) in their respective Shareholding Proportion inter se or in such proportion as they may agree amongst themselves. For the avoidance of doubt, if all of the Declined Subscription Shares comprised in a Subscription Offer are not so accepted within fourteen (14) days following the fourteen (14) day period mentioned in Clause 15.2, that Subscription Offer(s) in respect of the Declined Subscription Shares shall be deemed to have been declined and Clause 15.4 shall apply.

15.4	Any Declined Subscription Shares not accepted for purchase under Clause 15.3 may be offered for subscription to non-Shareholders on terms and conditions not more favourable than those comprised in the Subscription Offer for a period not exceeding thirty (30) days from the date when the Subscription Offer is declined or deemed to be declined, as the case may be.

15.5	The right of each Shareholder to subscribe for new Securities pursuant to this Clause 15 may be assigned by such Shareholder to any Permitted Transferee thereof, provided that such Permitted Transferee shall execute the Deed of Ratification and Accession pursuant to which such Permitted Transferee agrees that the Securities it acquires are subject to the provisions of this Joint Venture Agreement to the same extent as such provisions apply or applied to the Shareholder assigning such rights and that such Permitted Transferee is bound hereby as if an original party hereto. By purchasing the new Securities, such Permitted Transferee shall become and shall be considered to come within the definition of “Shareholder” as used in this Joint Venture Agreement.
16.	TRANSFER OF SHARES
16.1	Notwithstanding anything to the contrary in this Joint Venture Agreement but subject to Clause 16.8, no Share in MAT shall be transferred to any person prior to 1 January 2011 save and except for the following:
(i)	with the prior written consent of all Shareholders;

(ii)	upon the exercise by a Non-Defaulting Party of the Default Put Option or Default Call Option, as the case may be, on a Defaulting Party pursuant to the provisions of Clause 21; or

(iii)	to a Permitted Transferee pursuant to Clause 16.7.
16.2	Subject to Clause 16.1 and except as hereinafter provided, if a Shareholder (hereinafter referred to as the “Transferring Shareholder”) wishes to Transfer any of his or its Shares that Transferring Shareholder shall first offer in writing those Shares to be transferred by the Transferring Shareholder to the other Shareholders in proportion (as nearly as may be) to the number of Shares held by them inter se respectively at a price determined by the Transferring Shareholder (the “Offer”) and on such terms and conditions as set out in the Offer.

16.3	Subject to Clause 16.4, the Offer may be accepted by the other Shareholders as to all but not some only of the Shares comprised in the Offer within fourteen (14) days from the date of the Offer and failing such acceptance shall be deemed to be declined.

16.4	Where some but not all of the Shares comprised in the Offer have been accepted, the other Shareholders who have so accepted the Offer shall for a further period of fourteen (14) days following the fourteen (14) day period mentioned in Clause 16.3 have the option but not the obligation:
(a)	to accept all the Shares declined by the other Shareholders (the “Remaining Offer Shares”) in proportion (as nearly as may be) to the number of Shares held by them inter se respectively as at the date of the Offer or in such proportion as they may agree amongst themselves; and/or

(b)	subject to the agreement of all Shareholders and to Clause 16.8, to nominate a third party or parties to purchase some or all of such Remaining Offer Shares, so that all and not some only of the Shares comprised in the Offer shall be fully taken up. For the avoidance of doubt, if all of the Shares comprised in the Offer are not so accepted within fourteen (14) days following the fourteen (14) day period mentioned in Clause 16.3, the Offer shall be deemed to have been declined in whole by the other Shareholders and Clause 16.5 shall apply.

16.5	Upon the Offer being declined, or being deemed to have been declined, all and not some only of the Shares may be offered by the Transferring Shareholder for sale to non-Shareholders during a period of not more than 90 days after the expiry of the fourteen (14) days following the fourteen (14) day period mentioned in Clause 16.3 on terms and conditions not more favourable than those comprised in the Offer.

16.6	Completion of the sale and purchase of any Shares under this Clause 16 shall take place on the date falling no later than thirty (30) days from the date of acceptance in full of the Offer. On completion:
(a)	the Transferring Shareholder shall deliver to the purchaser(s):
(i)	a duly executed transfer form in favour of the purchaser(s) or as it or they may direct; and

(ii)	the share certificates in respect of the Shares to be sold; and
(b)	the purchaser(s) shall deliver to the Transferring Shareholder a cashier’s order or banker’s draft drawn on a bank licensed in Hong Kong or Singapore or telegraphic transmission to an account designated by the Transferring Shareholder or such other mode of payment agreed between the Transferring Shareholder and the purchaser(s) for the full amount of the consideration payable for the Shares to be purchased.
16.7	Any Shareholder (being a corporation) shall be entitled at any time to Transfer any Shares registered in its name to a Permitted Transferee of that Shareholder but so that (a) that Shareholder shall not be relieved of any of its obligations hereunder upon the registration of the transfer and shall remain responsible for ensuring the due performance of all its obligations hereunder, jointly and severally with the registered holder for the time being of such Shares and (b) in the event that the other company ceases to be a Permitted Transferee of that Shareholder, it shall and that party shall procure that it shall before such cessation re-Transfer such Shares to that Shareholder or another Permitted Transferee.

16.8	It shall be a condition precedent to the right of any Shareholder to transfer Shares that:
(a)	the transferee, if not already bound by the provisions of this Joint Venture Agreement, executes the Deed of Ratification and Accession under which it agrees to be bound by and be entitled to the benefit of this Joint Venture Agreement as if it were an original party hereto in place of the transferor; and

(b)	the Transferring Shareholder shall remain liable and be responsible for the due discharge, performance and observance of all its liabilities and obligations whether actual or contingent arising out of or on or in respect of or in connection with this Joint Venture Agreement and in respect of the Shares at any time up to the date of the Transfer, and subject to Clause 16.7 shall remain entitled to all rights and benefits arising out of or in connection with the Shares being Transferred at any time up to and including the date of Transfer.
17.	TRANSFER OF SHARES : CHANGE IN CONTROL
CRL agrees with and undertakes to SCL that it shall at all times indirectly own and control not less than fifty per cent. (50%) of the issued share capital of Wuxi CRM and shall Control, and procure that its subsidiaries who are part of the shareholding structure of Wuxi CRM (the “CRM Shareholders”) Control, Wuxi CRM and further that CRL shall not, and shall procure that each CRM Shareholder shall not, mortgage, charge, pledge or otherwise encumber any of their shares or interests in any company or enter into any agreement or arrangement such as to effectively cede Control over Wuxi CRM, MAT and/or ANST to any third party (other than pursuant to the provisions of this Joint Venture Agreement). If CRL or any CRM Shareholder proposes to Transfer, in a single transaction or a series of related transactions, any of the shares or interest therein held by it (including the beneficial interest thereof) with the consequence that at least fifty per cent. (50%) of the share capital of Wuxi CRM is owned or beneficially owned by a person or persons who were not shareholders or ultimate shareholders of Wuxi CRM as at the date of this Joint Venture Agreement or CRL ceases to have Control over Wuxi CRM, then, unless otherwise waived by the other Shareholders, this shall amount to a default entitling SCL to, inter alia, exercise its Default Put Option and the provisions of Clauses 21.4 to 21.16 shall apply mutatis mutandis.
18.	TAG-ALONG RIGHTS
18.1	Subject always to Clause 16, if Wuxi CRM or any Shareholder other than SCL desires to Transfer, in a single transaction or a series of related transaction, any of the Shares held by it in a bona fide sale, then Wuxi CRM or such Shareholder (the “Transferring Shareholder”) shall promptly give written notice (the “Notice of Transfer”) simultaneously to MAT and to SCL. The Notice of Transfer shall describe in reasonable detail the terms and conditions of the proposed Transfer including, without limitation, the number of Shares to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

18.2	SCL shall have the right, exercisable upon written notice (the “Notice of Participation”) to MAT within thirty (30) days after the receipt of the Notice of Transfer, to inform MAT in writing whether it elects to participate in the Transfer by the Transferring Shareholder on the same terms and conditions as set forth in the Notice of Transfer. The Notice of Participation shall indicate the number of Shares SCL elects to Transfer pursuant to this Clause 18.2, up to that number of Shares equal to the product obtained by multiplying (a) the aggregate number of Shares set forth in the Notice of Transfer by (b) SCL’s Shareholding Proportion at the time of the Transfer. SCL shall promptly deliver to MAT for Transfer to the prospective purchaser one or more share transfer forms, properly executed for Transfer, which represent the number of Shares which SCL elects to Transfer, together with the relevant share certificates. To the extent SCL exercises such right of participation in accordance with the terms and conditions set forth above, the number of Shares that the Transferring Shareholder may Transfer in the transaction shall be correspondingly reduced.

18.3	To the extent SCL fails to elect to participate in the Transfer by the Transferring Shareholder, SCL shall be deemed to have consented to the Transfer by the Transferring Shareholder on the terms and conditions and to the proposed transferee set forth in the Notice of Transfer. At the same time, MAT shall Transfer the number of Shares which SCL has elected to Transfer to the proposed transferee on the terms set out in the Notice of Transfer. Any proposed Transfer on terms and conditions materially more favourable than those described in the Notice of Transfer or to a transferee not identified in such notice, as well as any subsequent proposed Transfer of any of the Shares held by the Transferring Shareholder, shall again be subject to the tag-along rights of SCL and shall require compliance by Transferring Shareholder with the procedures described in this Clause 18. The exercise or non-exercise of the rights of SCL hereunder to participate in one (1) or more sales by the Transferring Shareholder shall not adversely affect SCL’s rights to participate in subsequent sales of Shares by any Transferring Shareholder pursuant to this Clause 18.

18.4	Upon consummation of the Transfer of the Shares pursuant to the terms and conditions specified in the Notice of Transfer, the Transferring Shareholder or MAT, as the case maybe, shall remit to SCL that portion of the proceeds to which SCL is entitled by reason of its participation in such Transfer. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Shares from SCL exercising its tag-along rights hereunder, the Transferring Shareholder shall not Transfer to such prospective purchaser or purchasers any of its Shares unless and until, simultaneously with such Transfer, the Transferring Shareholder shall purchase the Shares from SCL on the same terms and conditions specified in the Notice of Transfer.

18.5	Notwithstanding the foregoing, tag-along rights shall not apply to any Transfer or Transfers by Wuxi CRM to its Permitted Transferee or made pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest, and the provisions of Clauses 16.7 and 16.8 shall apply mutatis mutandis.

18.6	Any purported Transfer by the Transferring Shareholder in violation of this Joint Venture Agreement shall be null and void and of no force and effect and the purported transferees shall have no rights or privileges in or with respect to MAT or the Shares purported to have been so transferred. MAT shall refuse to recognise any such Transfer and shall not reflect on its records any change in ownership of such Shares purported to have been so transferred.
19.	PUT OPTION
19.1	In consideration of the sum of US$1.00 paid by SCL to Wuxi CRM (the receipt, sufficiency and adequacy of which Wuxi CRM hereby acknowledges), Wuxi CRM hereby irrevocably grants to SCL an option (the “Put Option”), at any time during the Put Option Period, to require Wuxi CRM to purchase from SCL all (and not some only) of the Option Shares, on the terms and subject to the conditions of this Clause 19.

19.2	The Put Option may be exercised by SCL in respect of all (and not some only) of the Option Shares by serving notice in writing of such exercise on Wuxi CRM at any time during the Put Option Period (the “Put Option Notice”) failing which the Put Option will lapse and cease to have any further effect.

19.3	The Put Option Notice shall state:
(a)	the date of the Put Option Notice;

(b)	the number of Option Shares;

(c)	the purchase price; and

(d)	the Put Option Completion Date.

19.4	On the exercise of the Put Option, Wuxi CRM will become bound to purchase and SCL will become bound to complete the sale of the Option Shares on the Transfer Terms. The purchase price per Option Share shall be a sum equal to the Net Asset Value thereof Provided Always That if the Net Asset Value is in the negative, the aggregate purchase price for all the Option Shares shall be US$1.00.

19.5	Completion of the sale and purchase of the Option Shares (the “Put Option Completion”) shall take place at the corporate office of MAT in Hong Kong (or at such other place as SCL and Wuxi CRM may agree in writing) on the Put Option Completion Date.

19.6	On the Put Option Completion, Wuxi CRM shall pay the total consideration for the Option Shares calculated in accordance with Clause 19.4 by cashier’s order or banker’s draft drawn on a bank licensed in Hong Kong or Singapore or by telegraphic transmission to an account designated by SCL against delivery of:
(a)	a duly executed transfer form in favour of Wuxi CRM or as it may direct; and

(b)	the share certificates in respect of the Option Shares.
19.7	The restrictions on Transfer of Shares contained in Clause 16 and in the Articles shall not apply to the sale and Transfer of Shares under this Clause 19.
20.	TERMINATION
20.1	This Joint Venture Agreement shall continue in force without limit in point of time until terminated in accordance with the provisions of this Clause 20 or by agreement of all Shareholders in writing.

20.2	If any of the events set out in paragraphs (a) to (d) below shall occur in relation to one (1) of the other Shareholders (the “Defaulting Party”), any of the Shareholders other than the Defaulting Party shall be entitled to terminate this Joint Venture Agreement forthwith by notice in writing to the other Shareholders upon the occurrence of any such event and in the event of such termination this Joint Venture Agreement shall continue in full force and effect between the remaining Shareholders (including either the Defaulting Party or the party serving notice hereunder as provided in Clause 21.1 (in accordance with the provision of this Clause 20)). The said events are:-
(a)	if the Defaulting Party shall commit any breach of any of its obligations under this Joint Venture Agreement and shall fail to remedy such breach (if capable of remedy) within sixty (60) days after being given notice by a Shareholder to do so; or

(b)	if the Defaulting Party shall go into liquidation whether compulsory or voluntary (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the other Shareholder(s), such consent not to be unreasonably withheld) or if a petition shall be presented or an order made for the appointment of an administrator in relation to the Defaulting Party or if a receiver, administrative receiver, judicial manager or manager shall be appointed over any part of the assets or undertaking of the Defaulting Party and such appointment is not revoked within thirty (30) days from the date of such appointment or if any event analogous to any of the foregoing shall occur in any jurisdiction; or

(c)	if the Defaulting Party shall make a general assignment or any composition or arrangement with or for the benefit of its creditors; or

(d)	if the Defaulting Party shall sell, transfer, lease or otherwise dispose of the whole or substantially the whole of its assets, rights and undertaking other than pursuant to an internal corporate restructuring exercise that would not adversely affect the business of ANST.
20.3	Subject to Clause 16.7, this Joint Venture Agreement shall terminate in respect of any Party if at any time as a result of a Transfer of Shares made in accordance with this Joint Venture Agreement and the Articles, that Party ceases to hold, directly or through one (1) or more intermediate companies, any Shares in the capital of MAT but without prejudice to any rights which any other Party may have against that Party prior to such termination.

20.4	This Joint Venture Agreement shall terminate forthwith if MAT is put into liquidation, whether voluntary or compulsory.

20.5	Upon any of the Shareholders ceasing to be a shareholder or a Party to this Joint Venture Agreement for any reason, the provisions of this Joint Venture Agreement will cease to be applicable to such Shareholder, save for Clauses 14, 16.7, 20.3 and 24 and save for such rights, benefits and obligations as have accrued to it at the date of its ceasing to be a Shareholder or a party to this Joint Venture Agreement and save further that the right of any Shareholder to claim damages or any other remedies by reason of any breach of this Joint Venture Agreement by any other Shareholder which has accrued prior to any Shareholder so ceasing will not be affected.
21.	CONSEQUENCES OF TERMINATION
21.1	If a Shareholder shall serve a notice of termination under Clause 20.2, that Shareholder and any other Shareholder other than the Defaulting Party (each a “Non-Defaulting Party”) shall, without prejudice to any other rights and remedies which the Non-Defaulting Party(ies) may have pursuant to law or otherwise, be entitled to:
(a)	only in relation to Wuxi CRM if it is the Non-Defaulting Party (and not in relation to any other Shareholders) a call option (the “Default Call Option”), being the right of Wuxi CRM if it is the Non-Defaulting Party to require SCL to sell to it free from all Encumbrances and with all rights and benefits attaching thereto, all (and not some only) of the Shares held by SCL and/or any Permitted Transferee of SCL on the terms and subject to the conditions contained herein; and

(b)	only in relation to SCL if it is the Non-Defaulting Party (and not in relation to any other Shareholders) a put option (the “Default Put Option”), being the right of SCL to require the Defaulting Party to purchase from SCL free from all Encumbrances and with all rights and benefits attaching thereto, all (and not some only) of the Shares held by SCL and/or any Permitted Transferee of SCL on the terms and subject to the conditions contained herein,
21.2	The Default Call Option may be exercised by a Non-Defaulting Party by serving a notice in substantially the form set out in Schedule 1 (the “Default Call Option Notice”) on the Defaulting Party within a period of sixty (60) days from the date of the notice specifying the breach or default referred to in Clause 20.2, failing which it will lapse.

21.3	Upon receiving a Default Call Option Notice from Wuxi CRM if it is the Non-Defaulting Party, SCL shall sell to Wuxi CRM, and Wuxi CRM shall purchase or procure the purchase of, all of the Shares held by SCL.

Such Shares held by SCL shall be sold free from all Encumbrances and with all rights and benefits attaching thereto provided that all relevant approvals, consents and permits have been obtained from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, whether in British Virgin Islands, Hong Kong, Singapore or elsewhere). SCL shall procure that all such approvals, consents and permits shall have been obtained and Wuxi CRM shall give reasonable assistance to SCL to procure any approvals or consents SCL may require.

21.4	The Default Put Option may be exercised by SCL by serving a notice in substantially the form set out in Schedule 2 (the “Default Put Option Notice”) on the Defaulting Party within a period of sixty (60) days from the date of the notice specifying the breach or default referred to in Clause 20.2, failing which it will lapse.
21.5	Upon receiving a Default Put Option Notice from SCL, the Defaulting Party shall purchase from the SCL and SCL shall sell all of its Shares.

The Shares held by SCL shall be sold free from all Encumbrances and with all rights and benefits attaching thereto provided that all relevant approvals, consents and permits have been obtained from the governmental, regulatory, supervisory or administrative bodies or agencies (including without limitation, any stock exchange and securities council, whether in British Virgin Islands, Hong Kong, Singapore or elsewhere). The Defaulting Party shall procure that all such approvals, consents and permits shall have been obtained and SCL shall give reasonable assistance to the Defaulting Party to procure any approvals or consents the Defaulting Party may require.

21.6	The purchase price of each of the Default Call Option Shares shall be the lower of:
(i)	the Net Asset Value of the Default Call Option Shares; and

(ii)	the aggregate of the amount of US$10,000.000 and all other amounts contributed and injected by SCL into MAT at any time up to the exercise of the Default Call Option.
21.7	The purchase price of each of the Default Put Option Shares shall be the higher of:
(i)	the Net Asset Value of the Default Put Option Shares; and

(ii)	the aggregate of the amount of US$10,000.000 and all other amounts contributed and injected by SCL into MAT at any time up to the exercise of the Default Put Option.
21.8	In this Clause the expressions “Non-Defaulting Party” and “Defaulting Party” include the Shareholders and the registered holders for the time being of the Shares originally held by any of the Shareholders but subsequently transferred by them pursuant to this Joint Venture Agreement to any Permitted Transferee.

21.9	Completion of the sale and purchase of the Default Call Option Shares or the Default Put Option Shares (the “Default Option Completion”) shall take place at the corporate office of MAT in Hong Kong or such other location as agreed among the Parties on the date falling fourteen (14) days after the exercise of the Default Put Option or the Default Call Option, as the case may be or such other date as the Defaulting Party and the Non-Defaulting Party may agree. For the avoidance of doubt, the Default Call Option shall lapse upon the exercise of the Default Put Option and vice versa.

21.10	On the Default Option Completion, the Default Transferor(s) shall deliver to the Default Transferee(s):
(a)	a duly executed transfer form in favour of the relevant Default Transferee(s) or as it/they may direct;

(b)	the share certificates in respect of the Default Call Option Shares or the Default Put Option Shares, as the case may be; and

(c)	any other document which may be required to enable the Default Transferee to obtain the effective transfer of the Default Call Option Shares or the Default Put Option Shares, as the case may be, to it and to be registered as the holder thereof, and the Default Transferor(s) shall procure the resignations of the Directors which were appointed pursuant to its nominations, which said resignations shall take effect on the date of the Default Option Completion.

21.11	On the Default Option Completion and against compliance with Clause 21.10, the Default Transferee(s) shall pay the purchase price for the relevant number of Default Call Option Shares or the Default Put Option Shares, as the case may be, to be purchased by it in US Dollars by way of a cashier’s order, banker’s draft or cheque drawn on a licensed bank in Hong Kong or Singapore and made out in favour of the Default Transferor(s) or telegraphic transmission to an account designated by the Default Transferor(s) in such other manner as agreed to by the Default Transferor(s) and the Default Transferee in writing.

21.12	In the case of the Default Call Option, in the event that the Defaulting Party fails to complete the sale and purchase of the Default Call Option Shares on the Default Option Completion, any Director shall be deemed to have been appointed attorney of the Defaulting Party with full power to execute, complete and deliver, in the name and on behalf of the Defaulting Party, transfers of the Default Call Option Shares to the Non-Defaulting Party and/or its nominees against payment of the purchase price for the Default Call Option Shares to MAT.

On payment of the purchase price to MAT, the Non-Defaulting Party shall be deemed to have obtained a good quittance for such payment and MAT shall cancel the share certificate(s) representing the Default Call Option Shares issued in favour of the Defaulting Party and issue and deliver new share certificate(s) for the Default Call Option Shares to the Non-Defaulting Party and/or its nominee(s). On execution and delivery of the transfer of the Default Call Option Shares, the Non-Defaulting Party shall be entitled to require that its name and/or its nominee(s)’ names be entered in MAT’s register of members as the holder of the Default Call Option Shares and MAT shall so enter the name of the Non-Defaulting Party and/or its nominee(s) as the holder of the Default Call Option Shares.

The Non-Defaulting Party shall procure that MAT shall forthwith pay the purchase price into a separate bank account in MAT’s name and shall hold such price in trust for the Defaulting Party.

21.13	In the case of the Default Put Option, the Defaulting Party shall upon or immediately prior to the Default Option Completion, procure the immediate release of all undertakings, guarantees, indemnities, covenants, assurances, security, comfort or similar obligations (if any) given by the Non-Defaulting Party and/or its Related Corporations for the benefit of any JV Group Company or in relation to it or its Businesses as at the date of the Default Put Option Notice and pending such release shall indemnify and keep the Non-Defaulting Party and its Related Corporations fully and effectively indemnified from and against all claims arising thereunder.

21.14	The stamp duty payable on the transfer of the Default Call Option Shares or the Default Put Option Shares shall be borne wholly by the Defaulting Party. In the case of the Default Call Option, the Defaulting Party shall on the Default Option Completion deliver to each of the Non-Defaulting Party(ies) the stamp duty payable on the transfer of the relevant Default Call Option Shares in US Dollars by way of a cashier’s order, bank draft or cheque drawn on a licensed bank in Hong Kong or Singapore and made out in favour of the relevant Non-Defaulting Party(ies) or telegraphic transmission to an account designated by the Non-Defaulting Party(ies) or in such manner as agreed to by the Defaulting Party and the Non-Defaulting Party(ies) in writing.

21.15	The restrictions on Transfer of Shares contained in Clauses 16 and the Articles shall not apply to the sale and Transfer of the Default Call Option Shares pursuant to any exercise of a Default Call Option or, as the case may be, Default Put Option Shares pursuant to any exercise of a Default Put Option.

21.16	The Shareholders shall exercise all voting and other rights available to them to ensure the implementation of this Clause 21 and the registration of any Transfer of any Shares pursuant to this Clause 21.
22.	GUARANTEE AND INDEMNITY
22.1	In consideration of SCL agreeing, at the request of CRL to enter into this Joint Venture Agreement, CRL hereby guarantees and undertakes to SCL the due and punctual performance by Wuxi CRM of all the undertakings, covenants, agreements and obligations contained in this Joint Venture Agreement on the part of Wuxi CRM and the due and punctual payment to SCL of all sums which are payable to SCL under this Joint Venture Agreement.

22.2	This guarantee is a continuing guarantee and shall remain in full force and effect until all the obligations of Wuxi CRM expressed or contemplated herein shall have been performed in full or discharged and are in addition to and not in substitution for any other rights which SCL may have under or by virtue of this Joint Venture Agreement. CRL shall not be exonerated or discharged from liability under this guarantee by time being given to Wuxi CRM by SCL or by any other indulgence or concession to any person granted by SCL, and any such time given to Wuxi CRM by SCL or any other indulgence or concession granted by SCL to any person shall not be construed as a waiver of any of the rights of SCL under this Joint Venture Agreement.

22.3	As a separate and independent obligation, each of CRL and Wuxi CRM hereby jointly and severally undertakes to keep SCL fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to legal costs on an indemnity basis) that SCL may suffer or incur in connection with or arising from any breach by CRL or Wuxi CRM of this Joint Venture Agreement.

22.4	SCL hereby undertakes to keep each of CRL and Wuxi CRM fully and effectively indemnified against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to legal costs on an indemnity basis) that CRL or Wuxi CRM may suffer or incur in connection with or arising from any breach of this Joint Venture Agreement by SCL.
23.	PROVISIONS RELATING TO THIS JOINT VENTURE AGREEMENT
23.1	This Joint Venture Agreement shall be binding upon and inure for the benefit of the permitted successors of the Parties.

23.2	Unless otherwise agreed in writing by the Shareholders, none of the Parties shall be entitled to assign this Joint Venture Agreement or any of its rights and obligations hereunder except that (i) a Shareholder may assign its rights to a Permitted Transferee of that Party’s Shares permitted by Clause 16.7 (but subject always to the provisions of Clause 16.8) which holds Shares in MAT; and (ii) CRL may assign and transfer its rights and obligations under this Joint Venture Agreement in the manner set out in Clause 23.3 below.

23.3	The Parties acknowledge that CRL may, but shall not be obliged to undertake an internal corporate restructuring exercise involving CRL and its Related Corporations but not involving any change of ultimate shareholding control of CRL (a “Restructuring Exercise”). The Parties hereby agree that notwithstanding Clause

23.2, CRL may (but shall not be obliged to) transfer or assign its rights and obligations under this Joint Venture Agreement to its successor entity pursuant to the Restructuring Exercise (“CRL Successor Entity”) and no consent shall be required from any Party in respect of such assignment or transfer of CRL’s rights and obligations Provided that (i) such CRL Successor Entity’s net asset value (total assets minus total liabilities (excluding shareholders’ equity)) at the time of such assignment or transfer of CRL’s rights and obligations shall not be less than CRL’s net asset value (total assets minus total liabilities (excluding shareholders’ equity)) as of the date of this Joint Venture Agreement, based on CRL’s audited accounts for the financial year ended 31 December 2005; and (ii) not less than one (1) month prior to any such assignment or transfer, CRL has permitted SCL’s independent external auditors to, at the sole cost and expense of CRL, undertake a limited review of the financial statements of CRL Successor Entity for the sole purpose of determining its net asset value. The opinion of SCL’s independent external auditors shall be final, conclusive and binding on CRL and SCL.

23.4	The illegality, invalidity or unenforceability of any provision of this Joint Venture Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

23.5	Without prejudice to Clause 12, where this Joint Venture Agreement provides that any particular transaction or matter requires the consent, approval or agreement of any Party:
(a)	such consent, approval or agreement may be given subject to such terms and conditions as such Party may impose and any breach of such terms and conditions by any person subject thereto shall ipso facto be deemed to be a breach of the terms of this Joint Venture Agreement;

(b)	the consent, approval or agreement of the Directors appointed by such Party to that transaction or matter (either in writing or given orally at a duly convened meeting of the Board (provided the same is accurately minuted)) shall be deemed to be the consent, approval or agreement of such Party for the purposes of this Joint Venture Agreement; and

(c)	in the event that a consent is not to be unreasonably withheld, any terms and conditions as a Party may impose on such consent shall not be unreasonable.
23.6	If the consent, approval or agreement of any Party is required under more than one (1) provision of this Joint Venture Agreement for any one (1) transaction or matter then any consent, approval or agreement given in relation to that transaction or matter by such party shall be deemed to cover all consents, approvals or agreement required for that transaction or matter unless otherwise specified by such Party.

23.7	In the event of any conflict between the provisions of this Joint Venture Agreement and the Articles, the provisions of this Joint Venture Agreement shall prevail and the Shareholders shall, where possible, forthwith cause such necessary alterations to be made to the Articles as are required so as to remove such conflict.
24.	CONFIDENTIALITY
24.1	The Shareholders shall (and shall procure that its agents and where applicable its officers and employees shall) at all times use all reasonable endeavours to keep confidential any Confidential Information which it may acquire in relation to the JV Group Companies or in relation to the clients, business or affairs of any other party or of the JV Group Companies and shall not use or disclose such information to any other person except with the consent of that other party or in accordance with the order of a court of competent jurisdiction or of any governmental or regulatory authority (whether in Singapore or elsewhere), and in the case of information relating to the JV Group, for the advancement of the Businesses or the business of the relevant subsidiary.

24.2	Notwithstanding Clause 24.1, the confidentiality obligation shall not apply to:
(a)	any information obtained from any Party which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of any party hereto or any of their agents, advisers, directors, officers, employees or representatives;

(b)	any information which is required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council);

(c)	any information disclosed by any of the Parties to their respective bankers, financial advisers, consultants and legal or other advisers for the purpose of this Joint Venture Agreement; and

(d)	any information disclosed by the Parties to the directors, officers, employees, agents, advisors or investors of the Party.
24.3	Without prejudice to the generality of the foregoing, ANST shall, and CRL shall procure that ANST shall, save where the Transfer Customer agrees otherwise:
(a)	use Transfer Customer Confidential Information strictly for ANST’s businesses and operations in outsource foundry assembly and testing; and

(b)	set up “firewalls” and implement other measures and processes to ensure that no Transfer Customer Confidential Information will be leaked outside of ANST and such measures shall include, without limitation, ensuring that the Transfer Customer Confidential Information may only be disclosed to such of the directors, officers or employees of ANST who are directly concerned with the business and operation of ANST and whose knowledge of such information is required for such purpose and who (prior to such disclosure) are bound by a confidentiality undertaking to the same extent as the undertaking contained in this Clause 24.3.
Each of CRL and ANST further acknowledges that SCL shall be entitled to equitable relief, including injunction, in the event of any breach or threatened breach of the provisions of the undertaking contained in this Clause 24.3.

24.4	Each of CRL and ANST shall jointly and severally hold harmless and indemnify SCL, its directors, officers, employees and representatives for any costs, claims, demands, losses or liabilities of whatsoever nature arising directly or indirectly out of a breach of Clause 24.3. The aggregate liability of CRL and ANST for any breach of Clause 24.3 of this Joint Venture Agreement, Clause 14.3 of the Manufacturer’s Representative Agreement and Clause 13.3 of the Assets Sale and Purchase Agreement (the “Confidentiality Obligations”) and all matters relating to or arising in connection with the subject matter of the Confidentiality Obligations, whether based on an action or claim in contract, tort or otherwise, shall not exceed US$5,000,000.

24.5	While the restrictions contained in Clause 24.3 are considered by the Parties to be reasonable in all circumstances, it is recognised that such restrictions may fail for technical reasons unforeseen and accordingly, it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of SCL and/or its subsidiaries but would be valid if part of the wording thereof were deleted or the periods (if any) thereof were reduced or the range of activities or areas dealt with thereby were reduced in scope, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

24.6	CRL and ANST acknowledge that no right or license is granted by SCL in relation to any Transfer Customer Confidential Information.

24.7	The obligations contained in this Clause shall endure, notwithstanding the termination of this Joint Venture Agreement, without limit in point of time except and until any Confidential Information enters the public domain as set out above.
25.	ANNOUNCEMENTS
Save as may be required to be disclosed pursuant to any applicable laws or to any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council), none of the Parties hereto shall make or authorise the making of any announcement concerning the subject matter of this Joint Venture Agreement unless the other Parties hereto shall have given its consent to such announcement (such consent not to be unreasonably withheld).
26.	SEVERAL OBLIGATIONS
All covenants, undertakings and other obligations given or entered into by the Parties hereto are given or entered into severally unless the context otherwise requires.
27.	WAIVER OF RIGHTS, ETC.
27.1	No failure on the part of any Party to this Joint Venture Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Joint Venture Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Joint Venture Agreement are cumulative and not exclusive of any rights or remedies provided by law.

27.2	Any Party may release or compromise the liability hereunder of any other Party hereto or grant to any such Party time or other indulgence without affecting the liability of any other Party hereunder.
28.	NO PARTNERSHIP
Nothing in this Joint Venture Agreement shall be deemed to constitute a partnership between the Shareholders nor constitute any Party the agent of any other Party for any purpose.
29.	COSTS
Each Party to this Joint Venture Agreement shall bear its own legal and other professional costs and expenses in connection with the negotiation, preparation and implementation of this Joint Venture Agreement.
30.	NOTICES

Any notice required to be given by a Party hereto to the other Party shall be deemed validly served by hand delivery or by telefax or by prepaid registered letter or by a recognised courier service sent to its address or facsimile number given herein or such other address or facsimile number as may from time to time be notified for this purpose. The initial addresses and telefax numbers of the Parties are:

SCL	:	STATS ChipPAC Ltd.

Fax Number	:	+ 65 6720 7829

Address	:	10 Ang Mo Kio Street 65 Techpoint #05-17/20 Singapore 569059

Attention	:	Mr. Choong, Chan Yong, Vice President, Corporate Strategy

With a copy to	:	Ms. Taylor, Janet, General Counsel

Wuxi CRM	:	Wuxi China Resources Microelectronics (Holdings) Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer

MAT		Micro Assembly Technologies Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer

CRL		China Resources Logic Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer

ANST		Wuxi CR Micro-Assemb Tech. Ltd.

Fax Number	:	+86 510 5804647

Address	:	14 Liangxi Road, Bin Hu District, Wuxi, Jiangsu Province, China

Attention	:	Mr. Zhang Xiao Jian, Director
Any such notice or communication shall be deemed to have been served:
(a)	if delivered by hand, at the time of delivery; or

(b)	if posted by prepaid ordinary mail, at the expiration of three (3) days after the envelope containing the same shall have been put into the post; or

(c)	if sent by facsimile, upon the receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient’s facsimile machine, or such other similar medium of receipt; or

(d)	if sent by courier, at the expiration of two (2) days after the package containing the same shall have been received by the relevant courier company.
In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the facsimile confirmation note indicates the transmission was successful, or, as the case may be, the package containing such notice or document was properly addressed and sent to the relevant courier company.
31.	SPIRIT OF AGREEMENT AND INTENTION
In entering into this Joint Venture Agreement the Shareholders recognise that it is impractical to make provision for every contingency that may arise in the course of the observance or performance thereof. Accordingly, the Shareholders hereby declare it to be a cardinal principle of this Joint Venture Agreement and it to be their common intention that this Joint Venture Agreement shall operate between them with fairness and without detriment to the interests of any of them and if in the course of the performance of this Joint Venture Agreement unfairness to a party hereto is disclosed or anticipated then the Shareholders shall use their best endeavours to agree upon such action as may be necessary and equitable to remove the cause or causes of the same.
32.	ENTIRE AGREEMENT
This Joint Venture Agreement, and the documents referred to in it, constitute the entire agreement and understanding of the Parties relating to the subject matter of this Joint Venture Agreement and none of the Parties has entered into this Joint Venture Agreement in reliance upon any representation, warranty or undertaking of any other Party which is not set out or referred to in this Joint Venture Agreement. The Parties hereto agree that no variations or modifications shall be made to this Joint Venture Agreement unless agreed to by the Parties hereto in writing. Nothing in this Clause 32 shall however operate to limit or exclude any liability for fraud.
33.	COUNTERPARTS
This Joint Venture Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Joint Venture Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be valid and effectual as if executed as an original.
34.	GOVERNING LAW AND ARBITRATION
34.1	This Joint Venture Agreement is governed by, and shall be construed in accordance with, the laws of Singapore.

34.2	In case any dispute or difference shall arise between the Parties as to the construction of this Joint Venture Agreement or as to any matter of whatsoever nature arising thereunder or in connection therewith, including any question regarding its existence, validity or termination, such dispute or difference shall be submitted to a single arbitrator to be appointed by the Chairman for the time being of the SIAC. Such submission shall be a submission to arbitration in accordance with the SIAC Rules by which the Parties agree to be so bound. The place of arbitration shall be Singapore and the arbitration shall be conducted wholly in the English language.
35.	THIRD PARTIES
The Contract (Rights of Third Parties) Act, Chapter 53B of Singapore (the “Act”) shall not under any circumstances apply to this Joint Venture Agreement and any person who is not a party to this Joint Venture Agreement (whether or not such person shall be named, referred to, or otherwise identified in, or form part of a class of persons so named, referred to or identified in, this Joint Venture Agreement) shall have no right whatsoever under the Act to enforce this Joint Venture Agreement or any of its terms, but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

SCHEDULE 1
DEFAULT CALL OPTION NOTICE

Date	:	[●]

To	:	[insert name of the Defaulting Party]

From	:	Wuxi China Resources Microelectronics (Holdings) Limited
We refer to the joint venture agreement (the “Joint Venture Agreement”) dated 22 June 2006 made between (1) SCL (2) CRL (3) Wuxi CRM, (4) MAT and (5) ANST, in relation to MAT.
Terms defined in the Joint Venture Agreement have the same meaning herein.
We hereby give you notice that we require you to sell to us in accordance with the terms and conditions of the Default Call Option, all the Shares for the time being held by you, such sale to be completed on the date specified in Clause 21 of the Joint Venture Agreement.
Yours faithfully
for and on behalf of
[insert name of the Non-Defaulting Party]

By	:

Name	:

Designation	:

SCHEDULE 2
DEFAULT PUT OPTION NOTICE

Date	:	[●]

To	:	[insert name of the Defaulting Party]

From	:	STATS ChipPAC Ltd.
We refer to the joint venture agreement (the “Joint Venture Agreement”) dated 22 June 2006 made between (1) SCL (2) CRL (3) Wuxi CRM, (4) MAT and (5) ANST, in relation to MAT.
Terms defined in the Joint Venture Agreement have the same meaning herein.
We hereby give you notice that we require you to purchase from us in accordance with the terms and conditions of the Default Put Option, all the Shares for the time being held by us, such sale to be completed on the date specified in Clause 21 of the Joint Venture Agreement.
Yours faithfully
for and on behalf of
[insert name of the Non-Defaulting Shareholder]

By	:

Name	:

Designation	:

SCHEDULE 3
DEED OF RATIFICATION AND ACCESSION
THIS DEED OF RATIFICATION AND ACCESSION is made and issued on [●]
BY [●] (the “Transferee”), a company incorporated in [●] with its registered office at [●]
IN FAVOUR OF and for the benefit of each and all of the following (other than the Transferor (as herein defined)):
(1)	the Parties to the joint venture agreement (the “Joint Venture Agreement”) dated 22 June 2006 made between (1) SCL (2) CRL (3) MAT, (4) Wuxi CRM and (5) ANST; and

(2)	all persons who are or subsequently become shareholders of MAT
(collectively, the “Relevant Parties”).
WHEREAS:
(A)	The Joint Venture Agreement sets out the terms and conditions under which the Parties shall regulate their rights as Shareholders.

(B)	[The Transferee is the transferee of [state the number of shares] Shares (the “Transferred Shares”) by virtue of the instrument(s) of transfer in respect thereof executed by [state the name of the Transferor] (the “Transferor”).] / [The Transferee is the subscriber of [state the number] Securities (the Securities and all Shares issued pursuant to the exercise of the options therein (if any) collectively, the “New Shares”).]

(C)	[By the terms of the Joint Venture Agreement, it is a condition precedent to the registration by MAT of the transfer to the Transferee of the Transferred Shares that the Transferee executes this Deed.] / [By the terms of the Joint Venture Agreement, it is a condition to the subscription of the New Shares by the Transferee that the Transferee executes this Deed.]
NOW THIS DEED WITNESSES as follows:-
1.	In this Deed:
(a)	all terms and references used in this Deed and which are defined or construed in the Joint Venture Agreement but are not defined or construed in this Deed shall have the same meaning and construction in this Deed; and

(b)	all reference to “Joint Venture Agreement” means the Joint Venture Agreement referred to in sub-paragraph (a) above and includes all amendments, additions and variations thereto agreed between the Parties thereto as contained or evidenced by the following documents:

[state the documents, if any]
2.	The Transferee hereby covenants and agrees with each of the Relevant Parties as follows:

(a)	that in consideration of and upon the registration in MAT’s register of members of the Transferee as the holder of the [Transferred Shares / New Shares], the Transferee will as from the date of the registration of the Transferee as a holder of the [Transferred Shares / New Shares] observe and discharge all the terms and conditions of the Joint Venture Agreement which are applicable to it as a Shareholder in all respects as if it had been a party thereto , and references to “party” or “Parties” in the Joint Venture Agreement shall, where applicable, refer to or include the Transferee, as the case may be;

[(b)	that the liability of the Transferee by virtue of this Deed to each of the Relevant Parties shall be joint and several with the Transferor [— applicable only to transfers to Permitted Transferees]; and

(c)	that this Deed is enforceable against the Transferee by any of the Relevant Parties.
4.	For the purpose of Clause 30 of the Joint Venture Agreement, the address and facsimile number of the Transferee is:

Fax Number	:	[●]

Address	:	[●]

Attention	:	[●]
5.	Save as may be expressly provided in the Joint Venture Agreement, nothing in this Deed shall operate to release or discharge the Transferor from any of the Transferor’s obligations and liabilities under the Joint Venture Agreement.

6.	This Deed shall be governed by, and construed in accordance with, the laws of Singapore.
IN WITNESS WHEREOF this Deed has been entered into by the Parties.
THE TRANSFEREE

The Common Seal of	)
[●]	)
has been affixed in the presence of:	)

Director

Director/Secretary

SCHEDULE 4
[Bearing the letterhead of Micro Assembly Technologies Limited]
Officer’s Certificate
     The undersigned, [Name], [Chief Executive Officer or Chief Financial Officer] of Micro Assembly Technologies Limited, a corporation incorporated in the British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands and its unique IBC number is 548365 (the “Company”), do hereby certify as follows, with each capitalized term used having the same meaning ascribed thereto in the Joint Venture Agreement dated 22 June 2006 between STATS ChipPAC Ltd., China Resources Logic Limited, Wuxi China Resources Microelectronics (Holdings) Limited, the Company and Wuxi CR Micro-Assemb Tech. Ltd. (the “Joint Venture Agreement”):
     Pursuant to Clause 11.5 of the Joint Venture Agreement, the Company has not (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
IN WITNESS WHEREOF, I have hereunto signed my name this [ Date].

By:
Name:
Title:	[Chief Executive Officer or
Chief Financial Officer]

Witnessed By:

By:
Name:
Title:

[Bearing the letterhead of Wuxi CR Micro-Assemb Tech. Ltd.]
Officer’s Certificate
     The undersigned, [Name], [Chief Executive Officer or Legal Representative] of Wuxi CR Micro-Assemb Tech. Ltd., a corporation incorporated in China and having its principal business address at Building 2-1 C, Information Industry and Technology Zone, No.21 Changjiang Road, Wuxi New District (CHINESE CHARACTERS) (the “Company”), do hereby certify as follows, with each capitalized term used having the same meaning ascribed thereto in the Joint Venture Agreement dated 22 June 2006 between STATS ChipPAC Ltd., China Resources Logic Limited, Wuxi China Resources Microelectronics (Holdings) Limited, Micro Assembly Technologies Limited and the Company (the “Joint Venture Agreement”):
     Pursuant to Clause 11.5 of the Joint Venture Agreement, the Company has not (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
     IN WITNESS WHEREOF, I have hereunto signed my name this [ Date].

By:
Name:
Title:	[Chief Executive Officer or Legal
Representative]

Witnessed By:

By:
Name:
Title:

SCHEDULE 5
RESERVED MATTERS CALL OPTION NOTICE

Date	:	[●]

To	:	STATS ChipPAC Ltd.

From	:	Wuxi China Resources Microelectronics (Holdings) Limited

We refer to the joint venture agreement (the “Joint Venture Agreement”) dated 22 June 2006 made between (1) SCL (2) CRL (3) Wuxi CRM, (4) MAT and (5) ANST, in relation to MAT.
Terms defined in the Joint Venture Agreement have the same meaning herein.
We hereby give you notice that we require you to sell to us in accordance with the terms and conditions of the Reserved Matters Call Option Notice, all the Shares for the time being held by you and/or any Permitted Transferee to which you may have transferred any Shares, such sale to be completed on the date specified in Clause 12.3 of the Joint Venture Agreement.
Yours faithfully
for and on behalf of
Wuxi China Resources Microelectronics (Holdings) Limited

By	:

Name	:

Designation	:

SCHEDULE 6
QFN BUSINESS AND QFN CUSTOMERS

QFN Definitions
QFN stands for “Quad Flat No-lead” (QFN) packaging portfolio with technology advancements in both single mold cavity format and molded array format for applications requiring a higher number of input/output (I/O) terminal pads and lower package profile and weight.
QFN is a leadframe based, plastic encapsulated, chip scale package in either single mold cavity format (punch singulated) or molded array format (saw singulated). An exposed die pad combined with extremely low RLC (resistance, inductance, and capacitance) The saw singulated version, or QFNs, is a leadframe based molded package in land grid array format with square or rectangular body sizes. The QFNs is available in 0.40mm, 0.50mm, 0.65mm and 0.80mm lead pitch, with standard package profile heights of nominal 0.75mm or 0.90mm.

QFN Family Package Offering Reference

Package	Location	Description	Body Size	Remark
QFNp	SCS	Punch QFN	4×4 thru 10×10, and 12×12
QFNp	SCM	Punch QFN	4×4 thru 8×8
QFNs	SCM	Sawn QFN	2×2 thru 10×10
BCC	SCM	Sawn BCC	4×4 thru 9×9	13.5×9mm under
qualification

QFN Customers’ List at 16th June 2006
Abbreviations	Full Name
ABOV SEMICONDUCTOR	ABOV Semiconductor Co. Ltd
ACTEL	Actel Corporation
Actions	Actions Semiconductor Co., Ltd.
AD TECHNOLOGY	AD Technology Ltd
ADI	Analog Devices, Inc.
AELUROS	Aeluros, Inc.
Agere	Agere Systems Inc.
Agilent (Avago)	Avago Technologies Ltd.
AKM	Asahi Kasei Microsystems Co., Ltd.
ALLEGRO	Allegro Microsystems Inc
ALLIANCE SEMICONDUCTOR	Alliance Semiconductor Corporation
ALPHA & OMEGA SEMICONDUCTOR LTD.	ALPHA & OMEGA SEMICONDUCTOR LTD.
ALPHACHIPS INC	ALPHACHIPS INC
AMD	Advanced Micro Devices, Inc.
AMI	AMI Semiconductor Inc
AMIS	AMIS Holdings, Inc.
AMKOR	Amkor Technology, Inc.
AMLOGIC, INC	AMLOGIC, INC
Ample Communication	Ample Communications, Inc.
Anachip	Anachip Corporation
Anadigics	Anadigics Inc.
Analogix	Analogix Semiconductor, Inc.
AOSMD	Alpha & Omega Semiconductors Ltd
AR PROVISION	AR Provision Inc
ARARION CO, LTD	ARARION CO, LTD
ASILIANT	Asiliant Technologies Inc
ASMC CHINA	Advanced Semiconductor Manufacturing Corporation
Atheros	Atheros Communciations, Inc.
ATI	ATI Technologies Inc.
Atmel	Atmel Corporation
AUK	AUK Co Ltd
Auleros	Auleros Inc.
AURA	Aura Communications Technology, Inc.
AVERNA CORP	AVERNA CORPORATION
Avnera	Avnera Corporation
AVS TECHNOLOGIES	AVS Technologies Inc
BEIJING WATCHDATA	Beijing Watchdata Systems Ltd
Broadcom	Broadcom Corporation
CATALYST	Catalyst Semiconductor Inc
Centillium	Centillium Communciations, Inc.
CHARTERED	Chartered Semiconductor Manufacturing Ltd.
CHENGDU SINO MICROELECTRONICS	CHENGDU SINO MICROELECTRONICS
Chipcon	Chipcon AS
CHIPHOMER	Chiphomer Technology Ltd
Chrontel	CHRONTEL INC
Cirrus Logic	Cirrus Logic Inc
Conexant	Conexant System Inc
CORELOGIC	CORELOGIC Co Ltd
Cree	CREE INC

Abbreviations	Full Name
CSR	CSR
Cypress	Cypress Semiconductor Corporation
DATANG MICROELECTRONICS	Datang Microelectronics Technology Co., LTD.
DELPHI	Delphi Corporation
DELPHI DELCO	Delphi Delco Electronics Systems
ELPIDA MEMORY	Elpida Memory, Inc.
ENE TECHNOLOGY	ENE Technology Inc
Enpirion	Enpirion, Inc.
Entropic	Entropic Communciations, Inc.
ETRON TECHNOLOGY	Etron Technology, Inc.
Eudyna	Eudyna Devices, Inc.
Fairchild	Fairchild Semiconductor Corporation
Faraday	Faraday Technology Corporation
Freescale	Freescale Semiconductor, Inc.
Fujitsu	Fujitsu Limited
GCT	GCT Semiconductor, Inc
GENESIS	Genesis Microchip Inc.
GUC/Holtek	Global UniChip Corporation/Holtek Semiconductor Inc
HYNIX	Hynix Semiconductor Inc.
IBM	International Business Machines Corporation
ICERA INC	Icera, Inc.
IDT	IDT Corporation
Ikanos	Ikanos Communications, Inc
IM FLASH TECHNOLOGIES	IM Flash Technologies, LLC
Infineon	Infineon Technologies AG
INSILICA	inSilica, Inc.
INTEGRATED DEVICE	Integrated Device Technology Inc
Integrated Elec Semi, LTD	Integrated Electronic Semiconductor Ltd
INTEGRATED ELECTRONIC SOLUTION	Integrated Electronic Solution Pty Ltd
Integrated Circuit Sys Inc	Integrated Circuit Systems, Inc
Integrated Circuit Sys PTE	Integrated Circuit System Pte Ltd.
Intel	Intel Corporation
Intersil	Intersil Corporation
INT’L RECTIFIER	International Rectifier
Jaalaa	Jaalaa, Inc.
KEC	Korean Electronics Corporation
KEYEYE	KeyEye Communications
KME	Kyushu Matsushita Electric Co., Ltd
LATTICE	Lattice Semiconductor Corporation
LG ELECTRONICS	LG Electronics
LINEAR INTEGRATED	Linear Integrated Systems Inc
Linear Technology	Linear Technology Corporation
LITTELFUSE	LittelFuse Inc
LOVOLTECH	Lovoltech, Inc.
LSI	LSI Logic Corporation
MAGNACHIP	Magnachip Semiconductor Inc
Marvell	Marvell Technology Group Ltd
Maxim	Maxim Integrated Products, Inc.
MEDIA Q	MediaQ, Inc. ?
MEMORY & TEST INC	MEMORY & TEST INC
Memory 7 Testing	Memory 7 Testing Ltd
Metalink	Metalink Corporation
Microchip	Microchip Technology Inc.

Abbreviations	Full Name
MICRON TECHNOLOGY INC.	MICRON TECHNOLOGY INC.
MICRONAS	MICRONAS
Microsemi	Microsemi Corporation
MICROSOFT	Microsoft Corporation
Microtune	Microtune, Inc.
MITSUBISHI	Mitsubishi Elecytric Corporation
MITSUMI	Mitsumi Electric Co. Ltd
Montage	Montage Technology
MPS	Monolithic Power Systems, Inc
MTEKVISION	Mtekvision Co., Ltd.
MXIC	Macronix International Co., Ltd.
NANJING ELECTRONIC	Nanjing Electronic Devices
NEC	NEC Electronics Corporation
NEXUS CHIPS	Nexus Chips Co., Ltd.
NJR	NJR Corporation
Nvidia	NVIDIA Corporation
OKI	Oki Semiconductor
ON SEMICONDUCTOR	On Semiconductor
OPTICHRON	Optichron, Inc.
Oxford	Oxford Semiconductor Ltd
PERICOM	Pericom Technology Inc Limited
Philips	Philips Electronics N.V.
Pixelworks	Pixelworks, Inc.
PLXTECH	PLX Technology, Inc.
PMC	PMC-Sierra, Inc.
Q LOGIC	Qlogic Corporation
QUAKE	Quake Technologies, Inc
Qualcomm	Qualcomm, Inc.
QUALCORE_LOGIC	QualCore Logic, Inc.
Renesas	Renesas Technology Corp.
RFMD	RF Micro Devices, Inc.
ROCHESTER ELECTRONICS INC.	Rochester Electronics Llc
Samsung	Samsung Electronics Co. Ltd
SanDisk	Sandisk Corporation
SANGHWA MICRO	Sanghwa Technology Inc.
SEMTECH	Semtech Corporation
Semiconductor Mfg	Semiconductor Manufacturing International Corporation
SHANGHAI FUDAN	Shanghai Fudan Microelectronics Ltd
SHANGHAI HUA HONG	Shanghai Hua Hong NEC Corporation
SHANGHAI SIM	Shanghai SIM-BCD Semiconductor Manufacturing Co. Ltd
SHENZHEN JIEXIN	Shenzhen Jiexin Science and Technology Development Co., Ltd,
SIGE	SiGe Semiconductor, Inc.
SigmaTel	SigmaTel, Inc.
SILICON 7	Silicon 7 Inc
Silicon Lab	SILICON LABORATORIES INC.
SILICON MFG	Silicon Manufacturing Co Ltd
SILICON MOTION	Silicon Motion, Inc.
Silterra	SilTerra Malaysia Sdn Bhd
SINO WEALTH	Sino Wealth Electronics (Shanghai) Ltd
SIRF	SiRF Technology, Inc.
SiS	Silicon Integrated Systems Corp.,
Skyworks	Skyworks Solutions, Inc.

Abbreviations	Full Name
SMIC	Semiconductor Manufacturing International Corporation
SMSC	Standard Microsystems Corporation
SONY	Sony Corporation
SONY SUPPLY CHAIN	Sony Supply Chain Solution (Thailand) Limited
SPANSION	Spansion Corporation LLC
SPEC TECH	SPEC Technology Co Ltd
SSMC	Systems on Silicon Manufacturing Co. Pte. Ltd.
SST INTERNATIONAL	SST INTERNATIONAL
ST Micro	ST Microelectronics Corporation
Sunplus	Sunplus Technology Co., Ltd.
SUNTEK ELECTRONIC	Suntek Electronic Co Ltd
SUPERTEX	Supertex Inc.
SWITCHCORE	SwitchCore AB
SYCHIP	Sychip, Inc.
SyncMos	SyncMOS Technologies, Inc.
SYSTEMS SILICON	Systems Silicon Corporation
TDK	TDK Corporation
TEXAS INSTRUMENTS	Texas Instruments Inc
TI	Texas Instruments Inc.
TIANJIN DRAGONSHARD	TIANJIN DRAGONSHARD
Timelab	Timelab Corporation
Toshiba	Toshiba America Electronic Components, Inc.
TRANSWITCH	TranSwitch Corporation
TRIPATH	Tripath Technology Inc.
Triquint	Triquint Semiconductor
TSMC	Taiwan Semiconductor Manufacturing Co.
ULEAD TECHNOLOGY	Ulead Technology, Inc.
UMC	United Microelectronics Corporation
Vimicro	Vimicro Corporation
VisEra	VisEra Co Ltd
VISHAY	Vishay Intertechnology, Inc.
VIXS SYSTEMS	VIXS SYSTEMS
VLSI_SOL	VLSI Solutions Inc
Volterra	Volterra Semiconductor Corporation
Watchdata	Watchdata System Co Ltd
WiDeFi	WiDeFi, Inc.
WiQuest	WiQuest Communications, Inc.
WOLFSON	Wolfson Micorelectronics Plc
XICOR	Xicor, Inc.
Xilinx	Xilinx, Inc.
Zarlink	Zarlink Semiconductor, Inc.
ZILOG INTL LTD	Zilog, Inc.
ZMD	ZMD AG
ZORAN	Zoran Corporation
ZTEIC	Shenzhen ZTEIC Design Co., Ltd

IN WITNESS WHEREOF the Parties have hereunto set their hands.

SCL

SIGNED by	)
Tan Lay Koon	)
for and on behalf of	)
STATS ChipPAC Ltd.	)
in the presence of:	)	/s/ Tan Lay Koon
Name: Tan Lay Koon
Title: President & CEO

Name:
Title:

CRL

SIGNED by	)
Wang Guoping	)
for and on behalf of	)
China Resources Logic Limited	)
in the presence of:	)	/s/ Wang Guoping
Name: Wang Guoping
Title: Director and Chief Executive Officer

Name:
Title:

MAT

SIGNED by	)
Wang Guoping	)
for and on behalf of	)
Micro Assembly Technologies	)
Limited	)
in the presence of:		/s/ Wang Guoping
Name: Wang Guoping
Title: Director and Chief Executive Officer

Name:
Title:

Wuxi CRM

SIGNED by	)
Wang Guoping	)
for and on behalf of	)
Wuxi China Resources	)
Microelectronics (Holdings) Limited	)
in the presence of:		/s/ Wang Guoping
Name: Wang Guoping
Title: Director and Chief Executive Officer

Name:
Title:

ANST

SIGNED by	)
Wang Guoping	)
for and on behalf of	)
WUXI CR MICRO-ASSEMB TECH.	)
LTD	)
in the presence of:	)	/s/ Wang Guoping
Name: Wang Guoping
Title: Director and Chief Executive Officer

Name:
Title: